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Exhibit 1.4


                                OPTION AGREEMENT

         THIS AGREEMENT dated as of July 30, 1999 among OAKTREE CAPITAL MANAGEMENT, LLC, a California limited liability company ("Oaktree"), THOMAS HACKETT, OFFICIAL LIQUIDATOR OF FIDENAS INTERNATIONAL BANK LIMITED (the "Fidenas Liquidator"), PETRA STELLING ("Stelling") and BARCLAYS BANK PLC ("Barclays").

         WHEREAS the Fidenas Liquidator, Stelling and Barclays (collectively, the "Creditors") are parties to a Stipulation of Settlement and Order (the "Stipulation") with Geoffrey P. Jurick ("Jurick"), Fidenas International Limited L.L.C., Ellison International, Inc., GSE Multimedia Technologies, Inc., f/k/a GSE Electronic Systems, Inc. and Emerson Radio Corp. (collectively, the "Jurick Group") entered in Case Nos. 93-27874/NW through 93-27879, 95-B-2263 and 95-1179, pending in the United States District Court for the District of New Jersey (the "Jersey Cases");

         WHEREAS pursuant to the Stipulation 29,152,542 shares of common stock of Emerson Radio Corp. (the "Emerson Shares") are in the custody of the United States District Court for the District of New Jersey to be held as security for amounts payable to the Creditors pursuant to the Stipulation;

         WHEREAS proceedings (the "Swiss Proceedings") regarding alleged violations of law by Jurick and others, initiated by the District Attorney for the Canton of Zurich, Switzerland are currently pending;

         WHEREAS Oaktree, on behalf of certain investment limited partnerships (the "Oaktree Funds") as to which it serves as investment manager, is desirous of entering into certain agreements with Emerson Radio Corp. ("Emerson") and Jurick providing for acquisition of the securities of Sport Supply Group, Inc. owned by Emerson and Jurick (the "Sport Agreements"), the consummation of which is conditioned on Oaktree obtaining from the Creditors all of their existing rights against the Jurick Group and releases by the Creditors of the Jurick Group (collectively, the "Creditor Rights");

         WHEREAS, based on discussions with Emerson and Jurick, Oaktree is hopeful that it can conclude such agreements within a five month time frame and therefore wishes to secure from the Creditors an option to purchase the Creditor Rights on the terms and conditions set forth below; and

         WHEREAS, the Creditors are desirous of selling the Creditor Rights to Oaktree on the terms and conditions set forth below and are therefore willing to grant to Oaktree the option described below.

         NOW, THEREFORE, in order to induce Oaktree to attempt to finalize the Sport Agreements and to make the necessary expenditures to bring such about, and for consideration of $1.00 paid to each Creditor by Oaktree simultaneously with the execution of this Agreement and in consideration of the premises and the agreements contained herein, the parties hereto agree as follows:

                  1.       The Option.

                           (a) The Creditors hereby grant to Oaktree, acting on
behalf of the Oaktree Funds, an irrevocable option to purchase the Creditor Rights on the terms and subject to the conditions set forth herein (the "Option").

                           (b) The Option may be exercised by Oaktree, only in
whole, at any time during the period commencing on the date of this Agreement and ending on the date which is five (5) months after the date of this Agreement (the "Expiration Date").
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                           (c) If Oaktree wishes to exercise the Option, it
shall send a written notice to the Creditors of its intention to exercise the Option, specifying the place and the time and date of the closing (the "Closing Date") of the purchase (the "Closing"). Such notice shall be provided to the Creditors not less than five (5) business days prior to the Closing Date.

                           (d) At the Closing, each Creditor shall deliver to
Oaktree (i) an assignment of such Creditor's rights against each member of the Jurick Group, (ii) a general release of each member of the Jurick Group, dated as of the Closing Date and releasing all claims of such Creditor against each member of the Jurick Group as of the Closing Date, other than the obligations of Jurick under the Stipulation (a) to use his best efforts to re-register the "pink sheet" stock as described in Section 9(d) of the Stipulation and (b) to return to the Fidenas Liquidator the funds previously deposited by the Fidenas Liquidator to secure the appearance of Varick and Jerome Farnum in accordance with Section 10(i) of the Stipulation, (iii) a consent to the release by the United States District Court for the District of New Jersey to Jurick of the Emerson Shares, signed by such Creditor, (iv) a stipulation of dismissal with prejudice of the Jersey Cases, executed by such Creditor, (v) a general release of Oaktree by each Creditor and (vi) except as set forth in Section 1(d)(ii)(b) above, an assignment of all proceeds and rights to proceeds received by such Creditor as a result of the Swiss Proceedings, all of documents (i) through
(vi) to be in form and substance reasonably satisfactory to Oaktree.

                           (e) At the Closing, Oaktree shall pay to the
Creditors pursuant to the exercise of the Option, by wire transfer, Twenty Million Dollars ($20,000,000) in cash in immediately available funds, divided among the Creditors and paid to such accounts of the Creditors as shall be specified to Oaktree in a writing signed by all of the Creditors, such writing to be received by Oaktree no more than two (2) business days prior to the Closing; provided, however, that if no such specification is received by Oaktree by the required date, Oaktree shall pay such sum to the custody of the U.S. District Court for the District of New Jersey, with reference to the Jersey Cases, for the account of the Creditors, and such payment shall satisfy the payment obligation of Oaktree pursuant to this subsection (e). At the Closing, Oaktree shall also deliver to each Creditor (i) a general release of such Creditor by each member of the Jurick Group and by Oaktree and (ii) a stipulation of dismissal with prejudice of the Jersey Cases, executed by each member of the Jurick Group, both documents described in (i) and (ii) to be in form and substance reasonably satisfactory to the Creditors.

                           (f) The Closing shall be subject to the satisfaction
of the following conditions: (i) no court, arbitrator, governmental body, agency or official shall have issued any order, decree or ruling restraining, enjoining or prohibiting the consummation of the purchase and sale of the Creditor Rights pursuant to the exercise of the Option and (ii) the closing of the transactions reflected in the Sport Agreements shall close simultaneously with the closing of the Option exercise.

                  2. Oaktree Covenants. Oaktree covenants to the Creditors as follows:

                           (a) Oaktree will use its commercially reasonable
efforts to attempt to finalize the Sport Agreements and to close the transactions reflected therein as soon as reasonably possible. The Creditors acknowledge that Oaktree's decision to complete such transactions is subject to satisfactory completion, in Oaktree's sole discretion, of its due diligence regarding Sport Supply Group, Inc.

                           (b) If Oaktree determines that the Sport Agreements
will not be finalized or that the transactions reflected therein will not close prior to the Expiration Date, it will promptly so notify the Creditors and, thereupon, the Option will expire.

                           (c) While the Option is in existence, Oaktree will,
through its counsel, respond to inquiries from the Creditors as to the status of efforts to finalize the Sport Agreements and to close the transactions reflected therein.
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                  3. Further Assurances. The Creditors and Oaktree will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as may be reasonably requested for the purpose of effectively carrying out the transactions contemplated by this Agreement. Without limitation of the foregoing, the Creditors agree that, after the Closing, if so requested by a party hereto or Jurick, counsel for each of the Creditors will promptly provide a copy of the releases delivered pursuant to Section 1(d)(ii) and a copy of the assignment delivered pursuant to Section 1(d)(vi) to any Swiss or other courts.

                  4. Standstill. While the Option is in existence, the Creditors agree not to assign, sell, transfer or impair the Creditor Rights, other than pursuant to exercise of the Option.

                  5.       General Provisions.

                           (a) Amendments. This Agreement may not be amended
except by an instrument in writing signed by each of the parties hereto.

                           (b) Notice. All notices and other communications
hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier or sent by telecopier to the addresses listed below or to such other addresses as any party shall specify to the other parties by like notice:

                                    To Oaktree:

                                    Conor D. Reilly
                                    Gibson, Dunn & Crutcher LLP
                                    200 Park Avenue
                                    New York, New York  10166-0193
                                    Telecopier:  212-351-5247

                                    To the Fidenas Liquidator:

                                    James E. Tolan
                                    Dechert, Price & Rhodes
                                    30 Rockefeller Plaza
                                    New York, New York  10112
                                    Telecopier:  212-698-3599

                                    To Stelling:

                                    David H. Wollmuth
                                    Wollmuth, Maher & Deutsch LLP
                                    500 Fifth Avenue
                                    New York, New York  10110
                                    Telecopier:  212-382-0050

                                    To Barclays:

                                    Wendy S. Walker
                                    Morgan, Lewis & Bockius LLP
                                    101 Park Avenue
                                    New York, New York  10178
                                    Telecopier:  212-309-6273
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                           (c) Counterparts. This Agreement may be executed in
one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

                           (d) Governing Law. This Agreement shall be governed
by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in that state, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

                  6. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the U.S. District Court for the District of New Jersey, this being in addition to any other remedy to which they are entitled at law or in equity.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their authorized signatories as of the date first written above.

                            OAKTREE CAPITAL MANAGEMENT, LLC

                            By:      /s/ Stephen Kaplan
                                     ------------------------------------------
                                     Name:
                                     Title:

                            By:
                                     ------------------------------------------
                                      Name:
                                     Title:

                            THOMAS HACKETT, OFFICIAL LIQUIDATOR OF FIDENAS INTERNATIONAL BANK LIMITED

                            /s/ Thomas Hackett
                            ------------------

                            /s/ Petra Stelling
                            ------------------
                            PETRA STELLING


                            BARCLAYS BANK PLC

                            By:      /s/ Stanley Garulnick
                                     ------------------------------------------
                                      Name:
                                      Title: